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                                                               EXHIBIT 10.8A


                                                         April 1, 1987

     Bear Island Paper Company
     Route 738
     Ashland, Virginia  23005

     Dear Sirs:

               This will confirm that Sections 1, 2 and 3 of the newsprint purchase contract between us dated May 19, 1978 are hereby amended as follows:

               Section 1 is hereby amended by adding the following under the captions "Calendar Year" and "Tons of Newsprint":

                    Calendar Year          Tons of Newsprint
                    -------------          -----------------
                    1988 and each               50,000
                    year thereafter

               Sections 2 and 3 are hereby amended to read in their entirety as follows:

               Section 2. Term: This Agreement shall terminate on December 31, 2000, except that it may be extended to December 31, 2004 provided that the parties agree upon new pricing provisions for the period January 1, 2001 through December 31, 2004. This Agreement will, however, extend automatically to December 31, 2004 if neither party requests renegotiation of price terms prior to January 1, 2000.

               Section 3. Price: The price to be paid for newsprint purchased hereunder shall be calculated and paid as follows:

               (a) Commencing as of the date hereof, and in each June and December thereafter, Seller shall make a good faith estimate of what the Partners' Price (as hereinafter defined) will equal over the six months commencing January 1, 1987, and each succeeding six months commencing on each July 1 and January 1 thereafter, and during such six months Buyer will pay Seller the estimated Partners' Price for
          newsprint purchased hereunder.   The foregoing pricing
          method will apply from January 1, 1987, and accordingly, Seller shall immediately credit or debit Buyer's account by the amount that the prices paid by Buyer for newsprint purchased between January 1, 1987 and the date hereof were more or less than the estimated Partners' Price set as of the date hereof.

               (b) Buyer may elect to purchase tonnage f.o.b. the Mill, in which event Buyer will pay the estimated Partners' Price less the Freight Allowance (as hereinafter defined).

               (c) Commencing in January 1988, and in each January thereafter,'Seller's independent public accountants shall certify the actual Partners' Price for the immediately preceding calendar year. If the actual Partners' Price exceeds the estimates thereof paid by Buyer during such calendar year, Buyer's account will be debited by the amount of such excess; on the other hand, if such estimates of the Partners' Price exceeded the actual Partners' Price, Buyer's account will be credited by the amount of such excess.

               (d) "Partners' Price" means the lesser of (i) Seller's average publicly announced list price per ton for rolls in carload or truckload lots, freight allowed or prepaid to destinations within the continental United States east of the Mississippi for the calendar year in question, (ii) the average of the publisher prices publicly quoted from time to time by Bowaters Southern Paper Corp., Boise Cascade Corporation (DeRidder mill only), and Kimberly-Clark Corporation, or their respective successors, (and after giving effect to any publicly announced across-the-board discounts), and (iii) the amount resulting from the following formula:

                                 A + B - C
                                 ----------
                                   85,000

          Where Accruals: The prices actually received by Seller for the highest priced 85,000 tons sold by Seller during the calendar year in question to customers other than Buyer, The Washington Post Company, and their respective affiliates, provided that

               (a) if Seller increases its publicly announced list price one or more times during the calendar year in question, said 85,000 tons will be drawn pro rata from the tonnage sold before and after the price change in proportion to the number of days in the year that each list price was in effect (so that, for example, if Seller's list price were to increase on July 1 of the year in question, 181/365ths (i.e. 42,151) of the 85,000 "highest priced" tons would be represented by the 42,151 highest priced tons sold between January 1 and June 30 of that year; assuming no further price increases in such year, the remaining 42,849 tons would be represented by the 42,849 highest priced tons sold after June 30 of that year); and

               (b) if a customer whose purchases of newsprint during the year in question were among the highest priced 85,000 tons (and thus included in "A") also purchased other newsprint during such year from Seller at a lower price, then the price actually received by Seller for such other newsprint shall be added to "A" and the number of tons of such other newsprint shall be added to the formula's denominator; and

          Where B equals: The lesser of (i) the Freight Allowance for each ton of newsprint sold f.o.b. the Mill (the price for which is included in "A"), and (ii) the difference between the price for such ton and Seller's average publicly announced list price per ton at the time such ton was sold; and

          Where C equals: The amount by which any freight charges included in "A" for shipments to destinations west of the Mississippi or outside the continental United States exceed the highest freight charges actually paid by Seller during such calendar year for shipments within the continental United States east of the Mississippi.

               (e)  Notwithstanding the foregoing provisions of
          Section 3 (d) , if any sales are included in "A" to a customer who also purchased newsprint during the calendar year in question from any affiliate of Seller (including without limitation F.F. Soucy, Inc., F.F. Soucy, Inc. & Partners, or their respective affiliates) at a lower price than was charged such customer by Seller, then for purposes of calculating "A" for such calendar year, the price of the newsprint sold to such customer by Seller shall not be deemed to be the amount actually paid for such newsprint, but shall be deemed to be the average price per ton paid by such customer for all newsprint purchased during such calendar year from Seller and Seller's affiliates.

               (f) "Freight Allowance" means an amount equal to $21.45 per ton for customers receiving by rail, and $19.50 per ton for customers receiving by truck, increased or decreased, as the case may be, by the percentage by which general transportation costs increase or decrease in the Eastern United States between January 1, 1987 and the date title passes to the Buyer or other customer in question. It shall be Seller's responsibility to make reasonable assessments annually of whether such general transportation costs change sufficiently to justify an increase or decrease pursuant to the foregoing sentence.

               If the foregoing accurately reflects our agreement, please execute this letter agreement in the space provided below.

                                        Very truly yours,

                                        DOW JONES & COMPANY, INC.

                                        By:  /s/ Peter S. Skinner
                                             _______________________
                                             Name:  Peter S. Skinner

     Accepted and agreed upon:

     BEAR ISLAND PAPER COMPANY

     By:  Brant-Allen Industries, Inc.
          General Partner

     By:  /s/ Peter M. Brant
          ____________________________
          Name:  Peter M. Brant